                                                                      Exhibit 12
                             McDONALD'S CORPORATION
                      STATEMENT RE:  COMPUTATION OF RATIOS
                              Dollars In Millions

                                                                Six months
                                                              ended June 30,                     Years ended December 31,
                                                             1998         1997      1997       1996    1995      1994      1993
                                                          ----------------------  -------------------------------------------------
EARNINGS AVAILABLE FOR FIXED CHARGES
- Income before provision for income taxes              (1) $1,074.0    $1,158.8   $2,407.3   $2,251.0 $2,169.1  $1,886.6  $1,675.7
- Minority interest in operating results of
    majority-owned subsidiaries, including
    fixed charges related to redeemable
    preferred stock, less equity in
    undistributed operating results of
    less-than-50% owned affiliates                              10.0        17.3       28.3       39.6     19.6       6.6       6.9
- Provision for income taxes of 50% owned
    affiliates included in consolidated income
    before provision for income taxes                           28.2        31.6       69.0       73.2     73.3      34.9      34.2
- Portion of rent charges (after reduction
    for rental income from subleased
    properties) considered to be representative
    of interest factors*                                        81.6        72.0      145.9      130.9    103.8      83.4      71.6
- Interest expense, amortization of debt
    discount and issuance costs, and
    depreciation of capitalized interest*                      234.2       207.3      424.8      392.2    388.8     346.0     358.0
                                                           ---------------------   ------------------------------------------------
                                                           $ 1,428.0    $1,487.0   $3,075.3   $2,886.9 $2,754.6  $2,357.5  $2,146.4
                                                           =====================   ================================================

FIXED CHARGES
- Portion of rent charges (after reduction
    for rental income from subleased
    properties) considered to be representative
    of interest factors*                                   $    81.6    $   72.0   $  145.9   $  130.9 $  103.8  $   83.4  $   71.6
- Interest expense, amortization of debt
    discount and issuance costs, and fixed
    charges related to redeemable preferred
    stock*                                                     231.4       216.1      426.1      410.4    403.4     343.9     349.3
- Capitalized interest*                                          8.7        10.1       23.7       23.5     22.8      21.0      20.7
                                                           ---------------------   ------------------------------------------------
                                                           $   321.7    $  298.2   $  595.7   $  564.8 $  530.0  $  448.3  $  441.6
                                                           =====================   ================================================


RATIO OF EARNINGS TO FIXED CHARGES                          (2) 4.44        4.99       5.16       5.11     5.20      5.26      4.86
                                                           =====================   ================================================


*Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50%-owned affiliates.

(1) Includes the $160 million pre-tax special charge related to the home office productivity initiative recorded in the second quarter 1998.
(2) Excluding the special charge, the ratio of earnings to fixed charges for the six months ended June 30, 1998 would have been 4.94.

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